Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

NEW YORK, August 21, 2014-CIFC Corp. (NASDAQ: CIFC) (“CIFC”) today announced the appointment of Jeffrey S. Serota to its Board of Directors (the “Board”).

Mr. Serota is a senior executive with significant principal investing and management experience. Currently, he serves on the Boards of Directors of SandRidge Energy and Exco Resources and has served on the boards of over a dozen other public and private companies. Mr. Serota was a Senior Partner at, and Senior Advisor to, Ares Management, LLC until his retirement earlier in the year. He holds an MBA in finance from the Anderson Graduate School of Management at UCLA and a BS in economics from The Wharton School at the University of Pennsylvania.

Commenting on the appointment, Bob Machinist, CIFC’s Chairman stated, "We are delighted to have Mr. Serota join our Board of Directors. He brings years of relevant business and management experience to our Board and we welcome being able to work with him at CIFC.”

Concurrent with the appointment, Frank C. Puleo resigned from the Board. Commenting on his tenure as a Director, Mr. Puleo stated, “It has been a pleasure to be involved with CIFC and its original CEO, Peter Gleysteen, since its inception as a startup through its growth, with the support of Charlesbank Capital Partners and more recently Columbus Nova, into one of the largest CLO managers. While I am a big believer in the company’s prospects, my other business activities require increasing time commitments. I wish the current team continued success not only as a CLO manager but in its continuing development of a diverse array of credit asset management products.”

About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). CIFC currently serves over 200 institutional investors globally. For more information, please visit CIFC's website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled "Risk Factors" in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.